New Enterprise Stone & Lime Co., Inc. Announces Offering of its Senior Notes due 2022

New Enterprise, Pennsylvania, March 3, 2017-- New Enterprise Stone & Lime Co., Inc. (“NESL” or the “Company”) announced today that it intends to offer, subject to customary conditions, $200.0 million aggregate principal amount of its Senior Notes due 2022 (the "Notes") in a private placement.

The Company intends to use the proceeds from the offering of the Notes, together with available cash on hand and borrowings under its revolving credit facility to redeem, repurchase or otherwise retire the Company’s 11% senior notes due 2018, including accrued and unpaid interest thereon and other related fees and expenses. Concurrently with the announcement of the Notes offering, the Company announced a tender offer for any and all of the Company’s 11% senior notes due 2018.

The Notes are being offered in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About New Enterprise Stone & Lime Co., Inc.
New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Our core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production and ready mixed concrete production), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment.
Forward-Looking Statements
Statements included herein may constitute forward looking statements. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.
At the Company:
Al Stone
Chief Financial Officer
814-766-2211
astone@nesl.com

Investor Relations Contact:
Gregory FCA

Joe Hassett, SVP
610-228-2110
joeh@gregoryfca.com